Bank of Commerce Holdings	For information contact:
NASDAQ: BOCH Company Press Release	Michael C. Mayer, President & CEO Telephone (530) 224-7361 Linda J. Miles, Chief Financial Officer Telephone (530) 224-7318 www.reddingbankofcommerce.com

Exhibit 99.1
For immediate release:
Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ announces cash dividend of $0.06 per share for the quarter

REDDING, California, September 21, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $474 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.06 cents per share dividend for the quarter.
“At the Board’s September meeting, the Directors have directed management to make recommendations for cash dividends on a quarterly basis. Based upon this quarterly dividend payment plan, the Board of Directors has voted to pay a $0.06 per share dividend”, said Michael C. Mayer, President & CEO.
The $0.06 quarterly cash dividend will be paid to shareholders of record as of September 30, 2005, payable on October 7, 2005.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce, Sutter Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Sutter Bank of Commerce located at 950 Tharp Road in Yuba City, California is scheduled to open during the fourth quarter 2005. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.